EXHIBIT 10.4
Arbitron Inc.
Performance Cash Award Program

Purpose	Arbitron Inc., a Delaware corporation (the “Company”), wishes to motivate, reward, and retain key employees of the Company and its subsidiaries. To further these objectives, the Company hereby sets forth this Arbitron Inc. Performance Cash Award Program (the “Program”), effective as of ___, 2010, to provide Participants with incentives (“Individual Award Opportunities”) to earn performance-based bonus awards (“Awards”), in accordance with Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986 (the “Code”). (All references to “Section 162(m)” or any other Code provision include successor provisions, related regulations, and amendments.) The Program provides structure for making a “Performance Award” as an “Other Stock Based Award” or as otherwise permitted under the Arbitron Inc. 2008 Equity Compensation Plan, as amended (the “Equity Plan,” which defines the preceding two terms).

Participants	During each Performance Period, the Compensation and Human Resources Committee of the Company’s Board of Directors (the “Committee” of the “Board”) may designate some or all of the key employees of the Company (including those of any subsidiary, operating unit, or division) as eligible for Individual Award Opportunities under this Program. “Participants” are persons the Committee designates who have not been paid all amounts, if any, due them under the Program. The Committee will designate the Participants in the Program for each Performance Period within the Applicable Period, except as Section 162(m) permits a later designation. Eligible individuals are Participants only with respect to Performance Periods for which the Committee designates them for participation under the Program.

Administrator	The Program’s administrator will be the Committee. The Committee will have exclusive authority under this Program to make Awards and establish and determine satisfaction of Performance Goals. The Committee may satisfy this requirement through (i) providing that persons who are not “outside directors” for purposes of Section 162(m) cannot vote on an issue, (ii) allowing those persons to abstain from voting, or (iii) creating a subcommittee of qualifying outside directors to take action with respect to this Program.

The Committee is responsible for the general operation and administration of the Program and for carrying out its provisions and has full discretion in interpreting and administering the provisions of the Program. Subject to the express provisions of the Program, the Committee may exercise such powers and authority of the Board as the Committee may find necessary or appropriate to carry out its functions. The Committee will exercise its powers under the Program in a manner that preserves the Company’s Federal income tax deduction for payments made under the Program, in accordance with the requirements of Section 162(m), to the maximum practical extent.

General Responsibilities of the Committee	Subject to the terms of the Program and after taking into account the recommendations of the Company’s Chief Executive Officer, for each Performance Period the Committee will:

determine any bonus pool award opportunities available,

designate the individuals who will be Participants in the Program,

establish each Participant’s Individual Award Opportunity,

define “Performance Measures” (as defined in the Equity Plan), Performance Goals and other Award terms and conditions for each Participant,

determine and certify the Award amounts earned, based on actual performance as compared to the Performance Goals,

determine and make permitted Negative Discretion Adjustments to Awards otherwise earned, and decide whether, under what circumstances, and subject to what terms, Awards will be paid on a deferred basis (including automatic deferrals at the Committee’s election or elective deferrals at the election of Participants) when and as permitted by Section 409A of the Code (“Section 409A.”)

Unless the Program otherwise expressly provides, all designations, determinations, interpretations, and other decisions made under or with respect to the Program and all Awards made under the Program are within the sole and absolute discretion of the Committee and will be final, conclusive and binding on all persons, including the Company, Participants, and Beneficiaries or other persons having or claiming any rights under the Program.

Performance Period	A “Performance Period” is a period for which Performance Goals are set and during which performance is to be measured to determine whether a Participant is entitled to payment of an Award under the Program. A Performance Period may coincide with one or more complete or partial fiscal years of the Company and may overlap. The initial Performance Period (the “Initial Period”) will be the three fiscal year period beginning January 1, 2010 and ending on December 31, 2012.

Applicable Period	The “Applicable Period” with respect to any Performance Period means a period beginning on or before the first day of the Performance Period and ending no later than the earlier of (i) the 90th day of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed.

Any action required under the Program to be taken within the Applicable Period may be taken at a later date only if the provisions of Section 162(m) or the regulations thereunder are modified, or are interpreted by the Internal Revenue Service, to permit such later date. In such event, the definition of the Applicable Period under this Program will be treated as amended accordingly.

Performance Goals	The Committee will, within the Applicable Period, set one or more “Performance Goals” for a Performance Period for each Participant, and/or each group of Participants, and/or each bonus pool (if any), based on the achievement of specified Performance Measures.

In all cases, Performance Goals are to be set in a manner that will satisfy any applicable requirements under Treas. Reg. § 1.162-27(e)(2) (as amended from time to time). Such requirements include requirements that achieving Performance Goals be ‘substantially uncertain’ at the time that they are established, that Performance Goals be defined in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Goals have been met, and such a third party could determine the maximum amount of the resulting Award payable (subject to the Committee’s right to make Negative Discretion Adjustments). The Performance Goals are specified for the Initial Period on Exhibit I to this Program.

Individual Award Opportunities	“Individual Award Opportunity” means a Participant’s opportunity to earn an Award for a given Performance Period, based on the achievement of the Participant’s Performance Goals. The Committee will establish each Participant’s Individual Award

Opportunity, within the Applicable Period, for each Performance Period.

An Individual Award Opportunity may be expressed in a number of shares and then determined to be the value consistent with that number, as of the date of the Award (an Other Stock-Based Award) but may be expressed in dollars or may be based on a formula that is consistent with the provisions of the Program. The Individual Award Opportunity is not influenced by a change in the price of Arbitron common stock after the grant date. If Individual Award Opportunities are expressed in terms of shares of any bonus pool, the shares of such bonus pool designated for Individual Award Opportunities may not exceed 100% of the pool for any Performance Period.

Limitation on Awards	Notwithstanding any other provision of this Program, the maximum Award payable under the Program to any individual Participant in any single fiscal year will be $2 million (or such larger number as the Company’s stockholders may approve with respect to the Equity Plan).

Negative Discretion Adjustments	The Committee’s powers include the power to make “Negative Discretion Adjustments,” which are adjustments that eliminate or reduce (but not increase) an Award otherwise payable to a Participant for a Performance Period. No Negative Discretion Adjustment may cause an Award to fail to qualify as “performance based compensation” under Section 162(m).

Payment of Awards	Subject to the limitations set forth in this section, Awards determined under the Program for a Performance Period will be paid to Participants in cash. Awards will be paid in a lump sum as soon as practicable following the end of the Performance Period to which the Awards apply and as provided in the Awards, but, in any event during the calendar year following the end of the Performance Period, except as provided in the Awards with respect to prior cessations of employment.

Certification	No Award will be paid unless and until the Committee, based on the Company’s audited financial results for such Performance Period (as prepared and reviewed by the Company’s independent public accountants), has certified in the manner prescribed under applicable regulations the extent to which the Performance Goals for the Performance Period have been satisfied and has made its decisions regarding the extent of any Negative Discretion Adjustment of Awards.

Deferral	The Committee may specify that a portion of the Award for any given Performance Period will be paid on a deferred basis, in accordance with any Award payment rules the Committee may establish and announce for the Performance Period, in a manner compliant with Section 409A.

Continued Employment	The Committee may require that Participants for a Performance Period must still be employed as of end of the Performance Period and/or as of the later date that the Awards for the Performance Period are announced to be eligible for an Award for the Performance Period. Any such requirement must be established and announced within the Applicable Period, and may be subject to such exceptions as the Committee may specify within the Applicable Period.

Forfeiture or Proration	Within the Applicable Period and subject to the Committee certification required for payment of Awards, the Committee may adopt such forfeiture, proration, or other rules as it deems appropriate, in its sole and absolute discretion, regarding the impact on Awards of (i) a Participant’s death, Disability, voluntary termination of employment, termination of employment by the Company and its subsidiaries other than for Cause, or termination of employment by the Company and its subsidiaries for Cause, (ii) a “Reorganization Event” or (iii) a “Change in Control Event” (as the latter two terms are defined in the Equity Plan). The rules for the Initial Period are set forth on Exhibit I.

Employment Termination	“Termination of employment” means the time when the employer-employee or other service-providing relationship between the Participant and the Company and its Subsidiaries ends for any reason. The Committee, in its sole discretion, will determine all questions of whether particular terminations or leaves of absence are terminations of employment. If and to the extent Section 409A requires, a termination of employment will mean a “separation from service” as defined in Section 409A.

Disability	“Disability” means a Participant’s disability such as would entitle him or her to receive disability income benefits pursuant to the long-term disability plan of the Company or Subsidiary then covering the Participant or, if no such plan exists or is applicable to the Participant, his or her permanent and total disability within the meaning of Section 22(e)(3) of the Code; provided, however, that the disability must also comply with the requirements of Treas. Reg. § 1.409A-3(i)(4).

Cause	“Cause” will have the meaning set forth in any employment or other agreement or policy applicable to the Participant or, if no such agreement or policy exists, will mean (i) dishonesty, fraud, misrepresentation, theft, embezzlement or injury or attempted injury, in each case related to the Company or any Subsidiary, (ii) any unlawful or criminal activity of a serious nature, (iii) any breach of duty, habitual neglect of duty or unreasonable job performance, or (iv) any material breach of any employment, service, confidentiality or noncompete agreement entered into with the Company or any Subsidiary.

Retirement	“Retirement” means the termination (other than for Cause or by reason of death or Disability) of a Participant’s employment or other service on or after the date on which the Participant has attained the age of 55 and has completed 10 years of continuous service to the Company or any Subsidiary (such period of service to be determined in accordance with the retirement/pension plan or practice of the Company or Subsidiary then covering the Participant, provided that if the Participant is not covered by any such plan or practice, the Participant will be treated as covered by the Company’s plan or practice for purposes of this determination).

Clawback	If the Board or the Committee determines, in its sole discretion, that a Participant engaged in fraud or misconduct as a result of which or in connection with which the Company is required to or decides to restate its financials, the Committee may, in its sole discretion, impose any or all of the following, to which each Participant agrees by accepting the Award:

Immediate expiration of the Award, whether vested or not, if granted within the first 24 months after issuance or filing of any financial statement that is being restated (the “Recovery Measurement Period”); and

Payment or transfer to the Company of the amount in payment under an Award that consists of the greater of (i) the value of the Award on the date granted if during the Recovery Measurement Period and (ii) the value of Award paid during the Recovery Measurement Period. The Committee may impose a different determination of the value in its sole discretion.

This remedy is in addition to any other remedies that the Company may have available in law or equity.

Payment is due in cash or cash equivalents within 10 days after the Committee provides notice to a Participant that it is enforcing this clawback. Payment will be calculated on a gross basis, without reduction for taxes or commissions. The Company may, but is not required to, accept retransfer of shares (where applicable) in lieu of cash payments.

Other Plans	A Participant in this Program may not also participate in the Company’s general bonus plans during any Performance Period if such participation would cause an Award under this Program to fail to qualify as “performance based” under Section 162(m).

Awards will not be treated as compensation for purposes of any other compensation or benefit plan, program, or arrangement of the Company or any subsidiary unless and except to the extent that the Board or the Committee determines in writing.

The adoption of this Program may not be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as either may otherwise deem appropriate.

Legal Compliance	The Company will not make payments of Awards until all applicable requirements imposed by Federal and state laws, rules, and regulations, and by any applicable regulatory agencies, have been fully met. No provision in the Program or action taken under it authorizes any action that Federal or state laws otherwise prohibit.

The Program is intended to conform with all provisions of Section 162(m) and Treas. Reg. § 1.162-27 to the extent necessary to allow the Company a Federal income tax deduction for Awards as “qualified performance based compensation.”

Notwithstanding anything in the Program to the contrary, the Committee must administer the Program, and Awards may be granted and paid, only in a manner that conforms to such laws, rules, and regulations. To the extent permitted by applicable law, the Program will be treated as amended to the extent necessary to conform to such laws, rules, and regulations.

Tax Withholding	The Company may make all appropriate provisions for the withholding of Federal, state, and local taxes imposed with respect to Awards, which provisions may vary with the time and manner of payment.

Nontransfer of Rights	Except as and to the extent the law requires, or as the Program expressly provides, a Participant’s rights under the Program may not be assigned, pledged, or otherwise transferred in any way, whether by operation of law or otherwise or through any legal or equitable proceedings (including bankruptcy), by the Participant to any person.

Beneficiary Designations	Each Participant may designate in a written form filed with the Committee (or another designated recipient) the person or persons (the “Beneficiary” or “Beneficiaries”) to receive the amounts (if any) payable under the Program if the Participant dies before the Award payment date for a Performance Period. A Beneficiary designation filed under this section will not be considered a prohibited transfer of rights.

A Participant may change a Beneficiary designation at any time without the Beneficiary’s consent (unless otherwise required by law) by filing a new written Beneficiary designation with the Committee. A Beneficiary designation will be effective only if the Company is in receipt of the designation before the Participant’s death.

If no effective Beneficiary designation is made, the beneficiary of any amounts due will be the Participant’s estate.

Amendment or Termination of Program	Subject to the limitations set forth in this section, the Board or the Committee may amend, suspend, or terminate the Program at any time, without the consent of the Participants or their Beneficiaries.

Without the Participant’s written consent, no amendment or termination may materially adversely affect the Award rights (if any) of any already designated Participant for a given Performance Period once the Committee has announced the Participant designations and Performance Goals for such Performance Period.

The Board or the Committee may make any amendments necessary to comply with applicable regulatory requirements, including Section 162(m) and regulations thereunder.

Limitations on Liability	No member of the Committee and no other individual acting as a director, officer, other employee or agent of the Company will be liable to any Participant, former Participant, spouse, Beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Program. No member of the Committee will be liable for any action or determination (including, but limited to, any decision not to act) made in good faith with respect to the Program or any Award under the Program.

The Company will indemnify and hold harmless each member of the Committee, director, officer, other employee, or agent of the Company to whom it or another has delegated or does delegate any duty or power relating to the administration or interpretation of the Program, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning this Program unless arising out of such person’s own fraud or bad faith.

No Employment Contract	Nothing contained in this Program constitutes an employment contract between the Company and the Participants. The Program does not give any Participant any right to be retained in the Company’s employ, nor does it enlarge or diminish the Company’s right to end the Participant’s employment or other relationship with the Company.

Applicable Law; Venue; Jurisdiction; Jury Trial	The laws of the State of Maryland (other than its choice of law provisions) govern this Program and its interpretation. Except as an applicable arbitration agreement provides otherwise, any action, suit or other legal proceeding arising under or relating to any provision of this Program must be commenced only in a court of the State of Maryland (or, if appropriate, a federal court located within the State of Maryland), and the Company and each Participant consents to the jurisdiction of such a court. With respect to any such court action, the Company and each Participant hereto (a) submits to the personal jurisdiction of such courts; and (b) waive any requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, inconvenient forum, or service of process.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE COMPANY AND EACH PARTICIPANT WAIVES, AND COVENANTS THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS PROGRAM, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, THE PARTIES AGREE THAT ANY PARTY MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN

THEM RELATING TO THIS AGREEMENT OR TO ANY OF THE MATTERS CONTEMPLATED UNDER THIS PROGRAM OR RELATING TO THE PARTICIPANT’S EMPLOYMENT.

ERISA Treatment	The Company intends that the Program be exempt from regulation under the Employee Retirement Income Security Act of 1974 (“ERISA ”). The Company, Board, and Committee must at all times interpret and administer the Program in a manner consistent with that exemption.

Unfunded; Unsecured	This Program will at all times be entirely unfunded and no provisions will at any time be made with respect to segregating assets of the Company for payment of any benefits hereunder. Additionally, nothing contained herein may be construed as giving a Participant, his or her beneficiary, or any other person, any equity or other interest of any kind in any assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person. As to any claim for any unpaid amounts under this Program, a Participant, his or her beneficiary, and any other person having a claim for payment will be unsecured creditors.

Section 409A	The Program is intended to comply with the requirements of Section 409A and must be construed consistently with that section. Notwithstanding anything in the Program to the contrary, if the Award would make payment in connection with a Participant’s “separation from service” within the meaning of Section 409A, as determined by the Company), and if (x) the Participant is then a “specified employee” within the meaning of Section 409A at the time of such separation from service (as determined by the Company, by which determination the Participant, in accepting the Award, agrees to be bound) and (y) the payment of the Award would result in the imposition of additional tax under Section 409A if distributed to the Participant within the six month period following his or her separation from service, then the distribution under such Award will not be made until the earlier of (i) the date six months and one day following the date of your separation from service or (ii) the 10th day after his or her date of death, and will be made within 30 days thereafter. Neither the Company nor any Participant will have the right to accelerate or defer the delivery of any payment except to the extent specifically permitted or required by Section 409A. In any event, the Company makes no representations or warranty and will have no liability to Participants or any other person, if any provisions of or distributions under this Program are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

Arbitron Inc.
Performance Cash Award Program
Exhibit I
Initial Period Performance Goals and Forfeiture Rules
[Performance Goals as determined by the Committee]

Termination	If a Participant’s employment ends during a Performance Period, any Award applicable to that Performance Period will immediately expire without payment, unless the employment cessation is due to death, Disability, or Retirement. If employment ends because of death, Disability, or Retirement, the Participant will receive payment when active Participants are paid, based on satisfaction of the Performance Goals, and with the payment prorated by the portion of the Performance Period that preceded employment termination over the total Performance Period. These forfeiture rules will apply to future Performance Periods until the Committee changes them prospectively.

Effect of a Substantial Corporate Change	At a Change in Control Event or Reorganization Event (together a “Substantial Corporate Change”), outstanding Awards will convert into restricted cash awards that vest on the third anniversary of the Award date (assuming continued employment).

The value of the restricted cash award would depend upon the timing of the Substantial Corporate Change:

If the Substantial Corporate Change occurs during months 1 through 18 of the Performance Period, the Award will convert into restricted cash based on the Target Payout (as specified in the applicable Award Agreement).

If the Substantial Corporate Change occurs during months 19-36 of the Performance Period, the Award will convert into restricted cash based on performance to-date (if measurable) or to the Target Payout if performance is not measurable.

Vesting accelerates on unvested Awards if a Participant is terminated without Cause or, where applicable, resigns for Good Reason during the 24 month period following a Substantial Corporate Change.